Atlantic Gulf Communities Corporation Exhibit to the 1997 Form 10-K Exhibit (c) 10(i) 2. Modification of Final Judgment of Permanent Injunction and Other Relief as to Defendant General Development Corporation dated July 25, 1996
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                                                    UNITED STATES DISTRICT COURT
                                                    SOUTHERN DISTRICT OF FLORIDA

                                                    CASE NO, 90-879-CIV-NESBITT

UNITED STATES OF AMERICA

         Plaintiff,
                                                              ORDER
vs.                                                 GRANTING IN PART AND DENYING
                                                    IN PART DEFENDANT ATLANTIC
GENERAL DEVELOPMENT CORPORATION                     GULF'S MOTION TO MODIFY
                                                    OR GRANT EARLY RELIEF
         Defendant,

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         This matter is before the Court upon a motion to modify or grant early relief from the conditions of the Final Judgment of Permanent Injunction and other relief as to Defendant General Development Corporation (GDC) filed by Atlantic Gulf Community Corporation as successor to General Development Corporation (Atlantic Gulf).1

         On November 30, 1990, in conjunction with a plea agreement in a related criminal proceeding before the Court, GDC agreed to resolve a civil complaint arising under 18 U.S.C. ss. 371 and 1345, (injunctions against fraud) by consenting to the entry by the Court of a Final Judgment of Permanent Injunction and other relief as to Defendant General Development Corporation. By P. 4,

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     1P. 12 of the Final Judgment provides: This Court retains jurisdiction over this matter and over the defendant for the purpose of enabling the parties or the Master to apply to this Court for further orders or directions as may be necessary or appropriate for the interpretation or enforcement of this Final Judgment, for the modification of any of its provisions, for ensuring compliance with the Final Judgment, and for the remedy of any violation of its provisions.


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Atlantic Gulf, as successor to GDC is bound by the terms and conditions of the
Final Judgment.2

         The Final Judgment has many provisions to ensure that any representations to customers and purchasers of homesites or houses from GDC receive accurate representations and truthful information regarding value "whether for purposes of sale, resale, financing, refinancing or otherwise." In furtherance of that purpose a Special Master was appointed to establish and implement a Restitution Program for payment of funds to certain purchasers of GDC houses in satisfaction of their claims related to GDC house purchases. The Special Master's duties also included ensuring compliance by GDC with the terms and conditions of the Final Judgment. Paragraph 14 of the Final Judgment requires its terms and conditions, with the exception of the Restitution Program, to remain in effect for ten (10) years from date of entry, November 30, 1990.

         The motion to modify is alternatively styled as a motion to grant early relief from the conditions of the Final Judgment based on several reasons. Essentially they are: (a) GDC's marketing and sales departments and executive management have

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     2General Development Corporation, its subsidiaries and affiliates, and their respective officers, agents, employees SUCCESSORS AND ASSIGNS, and all other persons in active concert or participation with them, directly or indirectly, who receive actual notice of this Final Judgment, by personal service or otherwise, are hereby permanently restrained and enjoined from engaging in... (certain prohibited acts recited in subparagraphs 4(a) - (h)).


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been disbanded; (b) Atlantic Gulf's new management has brought a fresh approach and high level of integrity to its operations and sales programs; (c) the present business plan of Atlantic Gulf has changed from the programs and practices of GDC by focusing only wholesale lot-sales rather than retail sales in off-site sales offices; and that (d) Atlantic Gulf's marketing and sales practices would be governed by various state and federal commissions and agencies. In summary, Atlantic Gulf requests relief or modification as necessary because "the conditions of the Final Judgment" substantially impair the ability of Atlantic Gulf to operate centralized marketing and sales programs in its new communities" and "the freedom to operate centralized marketing and sales programs could significantly improve Atlantic Gulf's performance in new subdivisions and in so doing would materially improve Atlantic Gulf's ability to compete in the real estate market." As an alternative to terminating the Final Judgment in its entirety, the motion requests that P. 4 and P. 8 be eliminated or modified.

         The provisions of P. 4 prohibit Atlantic Gulf from making representations as to appreciation in price or value, that homesites or houses could be sold at a profit, or future guarantees as to rental income of homesites or houses, and other similar representations.

         The terms and conditions of P. 8(a) - (d) require Atlantic Gulf to provide at its own cost a third party appraisal of


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condominium or home purchases, and if the purchase price exceeds the appraisal by 7.5% or more the purchaser has a right to rescind the contract. P. 8(e) - (i) provides for creation of a compliance department within GDC with monitoring and enforcement responsibilities, as well as other implementation procedures not relevant to the thrust of the motion.

         At oral argument on the motion, the Court sought clarification and specificity regarding how the provision of P. 4 concerning representations as to value would as asserted "substantially impair the ability of Atlantic Gulf to operate centralized marketing and sales programs." Since Atlantic Gulf counsel represented that Atlantic Gulf is currently not engaged in the retail lot sales, and is primarily focusing on wholesale lot sales, the Court pressed for a factual scenario that would cast light on the perceived impediment to Atlantic Gulf expanding its business opportunities by the requirements of the Final Judgment and P. 4 in particular. By way of example, the movant was inquired of whether any large community developers had approached Atlantic Gulf to market for "the many home builders operating within the community" as alleged in the motion. The substance of the response was that Atlantic Gulf wanted to be able to enter the "common industry practice for developers of large residential communities to conduct centralized sales and marketing operations, and that it wanted to OPTION to participate in such a type of marketing business if presented with the opportunity to

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do so. It was acknowledged by Atlantic Gulf that such an offer by a community developer had not been received nor had one been rejected because of the terms of the Final Judgment.

         It is well-settled that courts will not prescribe in advance whether particular conduct is improper or can, as is the concern in this case, constitute fraud; that can only be determined in the circumstances of each case. WEISS V. UNITED STATES, 122 F.2d 675, 681 (5th Cir. 1941), (the "law does not define fraud; it needs no definition, it is as old as falsehood and as versable as human ingenuity.").

         The Court has reviewed the Final Judgment in light of the matters recited in the motion and from the historical overview of the "old" GDC and its metamorphasis into the "new" Atlantic Gulf, as presented by Chesterfield Smith, Esquire, and the "present and future" of Atlantic Gulf as summarized by its Vice President and in-house counsel, Thomas Jeffrey, Esquire, and by its outside counsel as well. In particular, it was emphasized that there has been a total change in the membership of the Board of Directors and the change and progress that has been made by correcting or abandoning GDC's flawed sales practices.

         In summary, the provisions of P. 4(a)(b)(c)(d)(e)(f)(g) and (h) reflect established prudent guidelines that embody proper standards in consumer sales of homes and homesites. Without a specific proposed business transaction presented to the Court, it does not appear that Atlantic Gulf's ability to compete in the


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real estate market has been impaired. However, the Court finds that the provisions of P. 8(a) - (d) of the Final Judgment requiring third party appraisals, P. 8(a)(b), the customer rescission clause, P. 8(c) are unduly burdensome and not ordinarily required of wholesale sellers of lots and tracts of property. This is particularly true when as here, Atlantic Gulf is no longer in the mortgage financing business. The remaining portions of P. 8 subparagraphs
(d)(1) - (6) are duplicitous of the prohibited representation provisions of P. 4(a) - (h) and as such are surplusage.

         Finally, the Court finds that one of the reasons given in support of vacating the Final Judgment, that Atlantic Gulf marketing and sales practices would be regulated and governed by State and Federal boards and agencies is not persuasive. Atlantic Gulf has acknowledged and requests continuation of the Special Master specifically appointed to monitor Atlantic Gulf sales activities. It is far more efficient and effective for Atlantic Gulf's sales practices to be monitored in particular by a Special Master assigned for that purpose, rather than in general through the often cumbersome and time-consuming state and federal bureaucratic levels of oversight and supervision.

         Accordingly, after due consideration it is

         ORDERED and ADJUDGED the motion to modify is GRANTED in part and DENIED in part as follows:

         1.       The provisions of P. 4 (a),(b),(c),(d),(e),(f),(g) and


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(h) shall remain in effect as representation as to value without the intent to defraud, and without a misrepresentation of material facts is not a violation of law. Additionally, P. 4(e) of the Final Judgment provides in referring to representation as to value, "nothing herein shall preclude GDC (Atlantic Gulf) from providing accurate information to customers in performing customary brokerage services, value, GDC's (Atlantic Gulf's) current sales prices, or engaging in any other activity permitted by this Final Judgment."

         2. The provisions of P. 8(a),(b) and(c) regarding appraisals, buyer rescission requirements, and the duplicitous prohibited representation portions of P. 8(d)(1) - (6) are VACATED. The remaining portions, P. 8(e)(f)(g)(h) and
(i) shall remain in FULL FORCE AND EFFECT.

         DONE and ORDERED in Chambers at Miami, Florida this 25TH day of July, 1996.

                                             -----------------------------------
                                             LENORE C. NESBITT
                                             UNITED STATES DISTRICT JUDGE

cc:  Special Master Thomas D. Wood, Esquire
     counsel of record


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